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                                                                     EXHIBIT  12

                  DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)

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                                                                                   Year Ended October 31
                                                            -------------------------------------------------------------------
                                                               1993          1992           1991          1990           1989
                                                               ----          ----           ----          ----           ----

Earnings:
     Income (loss) of consolidated
       group before income taxes
       and changes in accounting. . . . . . . . . . . .      $272,345      $ 43,488      $ (26,176)     $  587,528     $539,126
     Dividends received from
       less-than-fifty-percent
       owned affiliates . . . . . . . . . . . . . . . .         1,706         2,325          6,229           7,775        1,200
     Fixed charges net of
          capitalized interest  . . . . . . . . . . . .       375,238       420,133        454,092         439,200      412,041
                                                           ----------    ----------     ----------      ----------   ----------
          Total earnings  . . . . . . . . . . . . . . .      $649,289      $465,946       $434,145      $1,034,503     $952,367
                                                           ----------    ----------     ----------      ----------   ----------
                                                           ----------    ----------     ----------      ----------   ----------

Fixed charges:
     Interest expense of con-
       solidated group (includes
       capitalized interest). .. . . . . . . . . . . .       $369,325      $415,205       $451,936        $435,217     $406,583
     Portion of rental charges
       deemed to be interest . . . . . . . . . . . . .          6,127         6,720          4,088           3,983        5,468
                                                           ----------    ----------     ----------      ----------   ----------
          Total fixed charges. . . . . . . . . . . . .       $375,452      $421,925       $456,024        $439,200     $412,051
                                                           ----------    ----------     ----------      ----------   ----------
                                                           ----------    ----------     ----------      ----------   ----------

Ratio of earnings to
     fixed charges** . . . . . . . . . . . . . . . . .           1.73          1.10              *            2.36         2.31
                                                           ----------    ----------     ----------      ----------   ----------
                                                           ----------    ----------     ----------      ----------   ----------

- ---------------
The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than fifty percent owned affiliates.  "Earnings"  consist of income before income taxes, changes in accounting and fixed charges excluding capitalized interest.  "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

*  For the year ended October 31, 1991, earnings available for fixed charges coverage were $22 million less than the amount required for a ratio of earnings to fixed charges of 1.0.

** The Company has not issued preferred stock, therefore, the ratios of earnings to combined fixed charges and  preferred stock dividends are the same as the ratios presented above.

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